Exhibit 10.1

August 23, 2010

Mr. Scott A. Pomeroy

President and CEO

Local Insight Media Holdings, Inc.

188 Inverness Drive West

Englewood, CO 80112

Dear Scott:

Reference is made to the letter agreement (the “Letter Agreement”) dated September 17, 2009 by and between Alvarez & Marsal Private Equity Performance Improvement Group, LLC (“A&M”) and Local Insight Media Holdings, Inc. (together with its subsidiaries and operating affiliates, the “Company”). Each capitalized term used herein shall, unless otherwise specified, have the same meaning ascribed thereto in the Letter Agreement.

This will confirm that A&M and the Company have agreed to amend the Letter Agreement as set forth below.

1.	Compensation.

(a)	Section 2(b) of the Letter Agreement is hereby amended to read in its entirety as follows:

“(b)	Any Additional Personnel will be paid by the Company at the following hourly billing rates:

i.	Other Managing Directors	$640
ii.	Renee Nymyer and other Senior Directors	$550
iii.	Max Fulton and other Directors	$450
iv.	Brandon Crawley[1] and other Managers	$375
v.	Senior Associates	$315
vi.	Siham Saloui and other Associates	$270

During the period commencing on September 17, 2009 and ending on May 31, 2010, the rates above will be discounted 20%.

The above-described rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally, but not by more than two percent (2%) per annum without the Company’s prior written consent.

[1]	Effective November 1, 2009; prior to that date, Mr. Crawley was a Senior Associate.

Local Insight Media Holdings, Inc. August 23, 2010 Page 2	Amendment to Engagement Agreement

A&M agrees that: (i) the Company will not provide A&M, the CFO or any Additional Personnel with any unemployment, medical, dental, worker’s compensation and/or disability insurance hereunder and (ii) the Company shall not withhold any federal, state or local income, unemployment or other taxes with respect to the services rendered hereunder.”

(b)	Section 2(d) of the Letter Agreement is hereby deleted in its entirety.

2.	Term.

(a)	Section 3 of the Letter Agreement is hereby amended to read in its entirety as follows:

“The engagement will commence as of the date hereof and may be terminated by either party without cause by giving 30 days’ written notice to the other party. A&M normally does not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue to represent the Company, or unless other just cause exists. In the event of any such termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). The Company may immediately terminate A&M’s services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraphs 7 and 8. For purposes of this Agreement, “Cause” shall mean if (i) the CFO or any of the Additional Personnel is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) the CFO or any of the Additional Personnel willfully disobeys a lawful direction of the Board; (iii) a material breach of any material obligation of A&M, the CFO or any Additional Personnel under this Agreement which is not cured within 30 days of the Company’s written notice thereof to A&M describing in reasonable detail the nature of the alleged breach; or (iv) the CFO’s or any Additional Personnel’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing his or her duties and responsibilities under this letter agreement.”

3.	Miscellaneous.

(a)	Except as expressly amended and modified herein, the Letter Agreement shall continue in full force and effect in accordance with its terms.

(b)	This letter may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Local Insight Media Holdings, Inc. August 23, 2010 Page 3	Amendment to Engagement Agreement

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal Private Equity Performance Improvement Group, LLC

By:	/s/ RICHARD JENKINS
Richard Jenkins
Managing Director

Accepted and Agreed:

Local Insight Media Holdings, Inc.

By:	/s/ SCOTT POMEROY
Scott Pomeroy
President and CEO